MAIDEN HOLDINGS, LTD.

Performance-Based Restricted Share Unit Agreement

This Performance-Based Restricted Share Unit Agreement (this “Agreement”) effective as of [DATE], is between Maiden Holdings, Ltd., a Bermuda company (the “Company”), and [NAME] (the “Participant”).

1.	Grant of Units.

The Company hereby grants to the Participant a target award (the “Target Award”) of an aggregate of [#] Performance-Based Restricted Share Units (“Units”).  The Units are notational units of measurement denominated in the Company’s common shares, $.01 par value (“Common Shares”), as set forth in and subject to the terms and conditions herein.  These Units have been duly granted by the Compensation Committee of the Board of Directors (the “Committee”) pursuant to the Company’s Amended and Restated 2007 Share Incentive Plan (the “Plan”).  This Agreement shall be subject to the terms and conditions of the Plan, which is incorporated herein by reference.  Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

2.	Vesting of Units and Provisions for Termination and Change in Control.

(a)           At the end of the Performance Period set forth in Exhibit A, provided the Participant remains employed with the Company on the Settlement Date (as defined in Section 3(a) below), a number of Units shall vest equal to the Performance Percentage (defined below) of the Target Award.  The “Performance Percentage” shall be the percentage (which can range from 0 to 200%) determined by the Committee, in its sole discretion, based on the achievement of the performance goals through the end of the Performance Period as set forth in Exhibit A (the “Earned Units”).

(b)           If after the end of the Performance Period, but prior to the Settlement Date, the Participant dies or the Company terminates the Participant’s employment because the Participant is Disabled (as that term is defined in Exhibit A), the Participant will vest in the number of Units earned for the Performance Period.  If prior to the end of the Performance Period, the Participant dies or the Company terminates the Participant’s employment because the Participant is Disabled, the Participant (or a beneficiary thereof) will vest a pro rata portion (based on the number of full months employed in the Performance Period) of Units based upon the actual performance at the end of Participant’s employment as determined by the set goals in Exhibit A.

(c)           If the Company consummates a Change in Control (as defined in the Plan) prior to the end of the Performance Period and the acquirer does not assume this Agreement, the Participant will vest in a number of Units based upon the actual performance at the end of Participant’s employment as determined by the set goals in Exhibit A, and the Ordinary Shares issuable pursuant to such vesting shall be deemed to have been issued immediately prior to the Change in Control.   If the Company consummates a Change in Control (as defined in the Plan) prior to the end of the Performance Period and the acquirer assumes this Agreement and the Participant’s employment with the Company or its successor subsequently is terminated other than for Cause within twelve months following the closing date of the Change of Control, the Participant will vest in a number of Units based upon the actual performance at the end of Participant’s employment as determined by the set goals in Exhibit A, and receive any consideration it would have received in exchange for the Ordinary Shares issuable pursuant to such vesting had such Ordinary Shares been issued immediately prior to the Change of Control..

(d)           Except as provided in Subsections (b) and (c), Units (including Earned Units) shall be forfeited and terminate immediately if Participant’s employment is terminated for any reason prior to the Settlement Date.

3.	Delivery of Shares or Cash.

(a)           The Earned Units shall be settled in Common Shares or, at the discretion of the Committee, an amount in cash equal to the Fair Market Value of the Shares.  Except as provided in Subsections (b) and (c), the transfer of Common Shares or the payment of cash shall be made as soon as practicable following the date on which the Committee certifies the attainment of the performance goals with respect to the Performance Period in accordance with Exhibit A, but in any event no later than 2 ½ months following the last day of the calendar year in which the Performance Period ends (the “Settlement Date”).

(b)           If prior to the end of the Performance Period, the Participant dies or the Company terminates the Participant’s employment because the Participant is Disabled, the Settlement Date for any Units that vest as provided in Subsection 2(b) shall be as soon as practicable following the date on which the Participant dies or the Participant’s employment terminates, but in no event later than 2 ½ months following the last day of the calendar year in which the Participant dies or the Participant’s employment terminates.

(c)           If the Company consummates a Change in Control prior to the end of the Performance Period and (i) the acquirer does not assume this Agreement; or (ii) the acquirer assumes this Agreement and the Participant’s employment with the Company or its successor subsequently is terminated other than for Cause within twelve months following the closing date of the Change of Control, the Settlement Date for any Units that vest as provided in Subsection 2(c) shall be as soon as practicable following the closing date of the Change of Control or the termination of the Participant’s employment, as applicable, but in any event no later than 2 ½ months following the last day of the calendar year in which the Change in Control occurs or the Participant’s employment terminates.

4.	Transferability of Units.

(a)           Prior to the Settlement Date, except, if applicable, to Participant’s personal representatives, heirs or legatees if the Participant dies or is Disabled, or pursuant to a qualified domestic relations order, these Units are personal and no rights granted hereunder shall be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of these Units or of such rights contrary to the provisions here, or upon the levy of any attachment or similar process upon these Units of such rights, these Units and such rights shall, at the election of the Company, become null and void.

(b)           Following the delivery of any Common Shares on the Settlement Date, the transfer or sale of the Common Shares shall be subject to the Company’s policy concerning insider trading, unless the Participant makes a valid election to transfer or sell the Common Shares in accordance with Rule 10b5-1 of the United States securities laws.

5.	Rights as a Shareholder.

Participant shall have no rights as a shareholder with respect to any Common Shares which may be delivered upon vesting of these Units unless and until a certificate or certificates representing the Common Shares are duly issued and delivered to him, including any rights to dividends or other related payments.

6.	Confidentiality.

(a)           During Participant’s employment, Participant will have access to confidential or proprietary data or information of the Company (and its affiliates) and its operations.  Participant agrees that Participant will not at any time divulge or communicate the Confidential Information (defined below) to any person, nor shall Participant direct any employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing such duties hereunder), or use to the detriment of the Company (or any of its affiliates) or for the benefit of any other person, any Confidential Information.  This restriction shall survive Participant’s employment with the Company hereunder, whether by the normal expiration thereof or otherwise.  Participant acknowledges that any breach of this Section 6 could lead to the forfeiture the Units awarded hereunder, which shall be decided in the sole discretion of the Company.

(b)           The term “Confidential Information” shall mean all information, whether or not reduced to written or recorded form, that is related to the Company and that is not generally known or accessible to members of the public and/or competitors of the Company nor intended for general dissemination, whether furnished by the Company or compiled by the employee, including, without limitation, relating to the Company’s (or any affiliate’s) financial performance, customers, existing or proposed future projects, prospects, or business strategies, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, know-how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

(c)           Participant understands the Company intends to maintain the confidentiality of the Confidential Information notwithstanding that employees of the Company may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees not expressly bound by agreements similar to this agreement may have access to such information for job purposes. Participant acknowledges that Confidential Information need not be marked as such to preserve the confidential nature of the information.

7.	Non-Competition.

Participant acknowledges that (a) in the course of Participant’s employment with the Company and its affiliates, Participant has, and will continue to, become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that Participant’s services have been and will be of special, unique and extraordinary value to the Company and its affiliates.  In consideration thereof and of the Target Award, during Participant’s employment with the Company or an affiliate and for a period of one (1) year thereafter, Participant shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more stockholder or equity interest owner in, partner in, or consultant to, any business that is directly competitive with the business of the Company (or any affiliate) in any area or region where the Company (or any affiliate) conducts business (“Competition”).  Notwithstanding the foregoing, Participant shall not be deemed to be in Competition with the Company if Participant provides evidence satisfactory to the Company, in its sole and absolute discretion, that Participant: (i) works in a separate division, department or unit that does not compete with the business of the Company (or any affiliate); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate).   Participant acknowledges that any breach of this Section 7 could lead to the forfeiture the Units awarded hereunder, which shall be decided in the sole discretion of the Company.

8.	Non-Solicitation.

During Participant’s employment and for a period of two (2) years thereafter, Participant shall not, without the prior written consent of the Company, directly or indirectly, on Participant’s own behalf or on behalf of any other person, firm, corporation or business entity: (a) induce or attempt to induce any agent, affinity group or policyholder of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, affinity group or policyholder within twelve (12) months of such contact, to withdraw, decrease or cancel its business with the Company (or any affiliate) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any affiliate); (b) solicit or attempt to solicit, service or attempt to service, or for the purpose of obtaining the business of any customer of the Company (or any affiliate), or any prior agent, affinity group or policyholder that was an agent, affinity group or policyholder within twelve (12) months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any affiliate), engage in discussions or other communications with (regardless of who initiates such discussions or communications) any person, firm or entity that was an actual or prospective customer of the Company during any part of the twelve (12) month period immediately preceding termination of employment if Participant participated, directly or indirectly, in the solicitation or servicing of that customer or prospective customer, or supervised or managed those who did, during Participant’s employment with the Company at any time during such twelve (12) month period immediately preceding Participant’s termination of Service; (c) solicit or attempt to solicit, hire or attempt to hire, or call, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact, with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (d) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her service or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact.  Participant acknowledges that any breach of this Section 8 could lead to the forfeiture the Units awarded hereunder, which shall be decided in the sole discretion of the Company.

9.	No Right to Employment.

Neither the Units nor this Agreement gives Participant the right to be retained by the Company in any capacity and Participant’s employment may be terminated at any time and for any reason.

10.	Recapitalization.

If there is any change in the corporate structure or shares of the Company, the Committee (as defined in the Plan) or the Board of Directors shall make any appropriate adjustments, including, but not limited to, such adjustments deemed necessary to prevent accretion, or to protect against dilution, in the number and kind of Common Shares covered by these Units.  All adjustments shall be determined by the Committee or the Board in its sole discretion and such determination shall be binding on the Participant.

11.	Extraordinary Corporate Transaction.

In the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange or spin off or other extraordinary corporate transaction, the Committee or the Board of Directors shall, in the manner determined by the Board or Committee in its sole discretion, make provision for a cash payment or for the substitution or exchange of these Units or the cash, securities or property deliverable to the Participant pursuant to this Agreement based upon the distribution or consideration payable to holders of Common Shares upon or in respect of such event.

12.	Compliance with Laws and Regulations.

(a)           The Company will not be obligated to issue or deliver any Common Shares to the Participant unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, applicable state securities law and the requirements of any stock exchange or market upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           In connection with the delivery of Common Shares to the Participant following the vesting of any Units, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Committee or the Company that the Company may comply with the applicable requirements of federal and state securities laws.

13.	Withholding.

The Company (or any of its subsidiaries if the Participant is employed by a subsidiary) shall have the right to deduct from payments of any kind otherwise due to the Participant (including payment of salary or bonuses), or to withhold a number of the Common Shares otherwise deliverable pursuant to Section 3 of this Agreement having a fair market value (as determined on the Settlement Date) equal to, the minimum federal, the amount of federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of the Common Shares to the Participant.

14.	Miscellaneous.

(a)           Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Participant.

(b)           All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

(c)           Nothing contained herein shall be deemed an undertaking by the Company to continue Participant’s employment by the Company which may be terminated at any time at the sole discretion of the Company, except as provided in an employment agreement between the Company and Participant, if any.

(d)           This Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(e)           Shares earned and delivered under this Agreement shall be subject to any recoupment policy for awards under the Plan adopted by the Company as such policy exists from time to time.

15.	Section 409A and 457A Compliance.

This Agreement and the Units are intended to comply with the short-term deferral exemption under Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations, rulings, or guidance provided thereunder. The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Code Sections 409A and 457A.

Dated: [                     ]
MAIDEN HOLDINGS, LTD.
131 Front Street, 2nd Floor
Hamilton HM12 Bermuda

By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Units and agrees to the terms and conditions thereof.

PARTICIPANT:

Signature:
Name:	[NAME]
Address:	[ADDRESS]

Date:

Exhibit A

Performance Period:      January 1, 2011 – December 31, 2012

Performance Goals:

Measure	Weight	Threshold Goal	Target Goal	Maximum Goal

Return on Equity	40%	10.1%	13.5%	20.25%

Underwriting Performance	30%	3%	4%	6%

Revenue Growth	20%	7.5%	10%	15%

Operating Expense	10%	5%	4%	2%

Restricted Share Units will not be earned if performance is below the threshold set at 75%.  50% of the target number of Restricted Share Units shall be earned if threshold performance is achieved and 200% of the target number shall be earned if maximum performance of 150% or higher is achieved.  Results between threshold and maximum performance will be determined based on straight-line interpolation.

For purposes of this award, the following terms shall have the following meanings:

“Disabled” means that the Participant is unable to perform the essential functions of his or her position with or without a reasonable accommodation because of a physical or mental illness or condition) for a period of 90 consecutive days or 120 non-consecutive days within any rolling one year period.